                                                                   EXHIBIT 10.16

February 2, 2000



Mr. Michael Shahbazian
1292 Estate Drive
Los Altos, CA  94024

Dear Mike:

As Dave discussed with you, we are pleased to offer you the position of Senior Vice President and Chief Financial Officer with Inventa. You will report to Dave Lavanty, President and CEO and will be based out of our Redwood Shores headquarters. Your responsibility will encompass all financial operations for the firm.

Your base salary will be $7916.66 which is paid semi-monthly, and is equivalent to $190,000 when paid over a year. Salaries are reviewed at least once a year and are adjusted as needed in relation to individual performance and salaries in the marketplace. You will also be eligible to receive a quarterly performance bonus of 40% of your base salary. The metrics for payment of the bonus will be based on 50% Company revenue performance and 50% personal MBO's performance.


Under the terms of the company's Incentive Stock Option Plan, you will also receive an option to acquire 225,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date. This option will vest 25% on your first anniversary of employment and ratably every month over the next three years until fully vested after four years of employment. You may receive additional option grants over time as a result of performance and/or added responsibilities. All option grants are, of course, subject to approval by the Inventa Board of Directors.


Additionally, under separate cover, you will receive an employment agreement as prepared by our attorneys. This agreement will allow salary and benefit continuation for 6 months after a "change of control and/or involuntary termination without cause", event.


You will be entitled to the complete Inventa benefits package, which is outlined in the enclosed Benefits Summary. Please feel free to call Michelle Burnham at 650-413-1128 or send e-mail to mburnham@inventa.com if you have any questions or
                               --------------------
would like more information on the benefits.


Upon joining Inventa, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with the company. Your employment is at-will which means either you or the company can terminate your employment at any time. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this offer letter, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

Michael Shahbazian
Page 2

The United States government requires all new employees to present evidence of their identity and legal right to work in this country within three days of the date they begin work. The enclosed "Lists of Acceptable Documents" show the documents you may present to fulfill these requirements. Please note you must either 1) present a document from List A or 2) present one document from List B and one document from List C. You will need to bring appropriate documents with you the day you report for work. If you elect to use a U.S. social security card as proof of employment eligibility, it must be an original card.


If you have any questions regarding this offer please feel free to contact Dave or myself. Please note that this offer is contingent upon a successful completion of a background check based on the information you will provide to us on the " Release Form for Consumer Reports" (attached). If this offer is acceptable to you, please sign and date the original in the spaces provided below and, if you know it, indicate the date you can begin work. Please keep the copy of this letter for your records and return the original to me by February 4, 2000.

Mike, we are committed to building Inventa into a world-class company. You will be a major part of that effort, as well, our success. This will require dedication and hard work from all of us. We feel you would be a valuable addition to Inventa and look forward to having you as part of our team in meeting this challenge.


Sincerely,



Elizabeth Campbell
Vice President, Human Resources
Inventa Corporation



Enclosures (3)


SIGNATURE: ______________________________________
DATE: ___________________________________________

STARTING DATE: __________________________________